Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-293581) of Martin Marietta Materials, Inc. of our report dated February 17, 2026 (except for Note 1, as to which the date is July 31, 2026), with respect to the consolidated financial statements of Lhoist North America, Inc. and its Subsidiaries for each of the years in the two-year period ended December 31, 2025 included in Exhibit 99.1 of this Form 8-K. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement and any prospectus supplement related thereto.

/s/ Forvis Mazars, LLP

Dallas, Texas

August 10, 2026